Exhibit 99.1

News Release

For more information, contact:

Transaction Inquiries:
Global Bondholder Services Corporation
866-488-1500 or 212-430-3774

Chris Kircher	MEDIA
Vice President, Corporate Affairs
ConAgra Foods, Inc.
tel: (402) 595-5392

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: (402) 595-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS, INC. ANNOUNCES EXPIRATION OF EARLY

PARTICIPATION PERIOD FOR EXCHANGE OFFER

Update to Refinancing Plans Announced November 20, 2006

Omaha, Neb., (Dec. 5, 2006)—ConAgra Foods, Inc. (NYSE:CAG) announced today that the early participation period in connection with its exchange offer to refinance a portion of the Company’s outstanding long-term debt securities expired yesterday at 5:00 p.m., New York City time.  The Company is offering to exchange up to $500 million aggregate principal amount of its 9.75% notes due 2021 and its 6.75% notes due 2011 (collectively, the “Old Notes”).  Holders of the Old Notes whose tenders are accepted will receive a new series of notes due June 15, 2017 and a cash payment.

As of 5:00 p.m., New York City time, on December 4, 2006, approximately $730 million aggregate principal amount of outstanding Old Notes had been validly tendered for exchange, including approximately $241 million of the notes due in 2021 and approximately $489 million of the notes due in 2011.  Accordingly, the minimum condition that at least $250 million aggregate principal amount of Old Notes be tendered and not validly withdrawn by the expiration date has been met.  The Company will accept notes due in 2021, subject to a maximum of $200 million aggregate principal amount of the notes due in 2021, before the Company accepts notes due in 2011.  The Old Notes will be subject to proration so that the Company will only accept Old Notes

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CONAGRA FOODS

with an aggregate principal amount up to $500 million, including a maximum of $200 million aggregate principal amount of the notes due in 2021.

The total exchange price and the coupon on the new notes will be calculated at 2:00 p.m., New York City time, on Thursday, December 14, 2006, assuming no extension of the price determination date.  Holders of the Old Notes who validly tendered by the early participation date will receive the total exchange price, including an early participation payment, as set forth in the confidential offering memorandum, dated November 20, 2006, and no longer have the right to withdraw their tender of Old Notes.  The exchange offer will expire at 12:00 midnight, New York City time, on Monday, December 18, 2006, unless extended.

The exchange offer is only being made, and copies of the exchange offer documents are only being made available, to holders of Old Notes that have certified certain matters to ConAgra Foods, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933 (collectively, “Eligible Holders”).  A confidential offering memorandum, dated November 20, 2006, was distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-488-1500 or 212-430-3774.

The new notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws.  Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933.  The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

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